UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2009

Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 18, 2009, Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) and Abraxas Energy Partners, L.P. (“Abraxas Energy”) entered into a non-binding letter of intent (“Letter of Intent”) with the holders of a majority of the common units of Abraxas Energy not held by a wholly-owned subsidiary of Abraxas Petroleum. The Letter of Intent confirmed the mutual intent of the parties concerning the proposed merger of Abraxas Energy into Abraxas Petroleum (the “Proposed Transaction”). The Letter of Intent contains certain provisions which are non-binding and other provisions which constitute binding agreements. A summary of the Letter of Intent and the Proposed Transaction is set forth in Item 8.01 below.

The Letter of Intent included the following material definitive agreements: (i) that the limited partners party thereto will not enforce any rights or obligate Abraxas Petroleum to take any action under the Exchange and Registration Rights Agreement dated May 25, 2007, as amended, and (ii) that Abraxas Energy will not take any further action with respect to the registration statement related to its initial public offering. The Letter of Intent expires on June 30, 2009 if definitive agreements are not executed and delivered by that date and, if the definitive agreements are executed and delivered by June 30, 2009, on the date which is 120 days after such execution and delivery.

Item 8.01	Other Events

The non-binding provisions of the Letter of Intent provide for the terms under which Abraxas Petroleum would acquire the outstanding common units of Abraxas Energy not currently held by a wholly-owned subsidiary of Abraxas Petroleum. Abraxas Petroleum would pay $6.00 per common unit payable in shares of Abraxas Petroleum common stock. The number of shares of Abraxas Petroleum common stock would range from 4.25 to 6.00 per common unit of Abraxas Energy. The share range equates to $1.00 to $1.41 per share of Abraxas Petroleum and would be determined based on the 20-day trading average prior to a special meeting of Abraxas Petroleum stockholders. The Letter of Intent provides for a 90-day lock-up period followed by a staggered lock-up period for the shares of Abraxas Petroleum issued in the merger.

The Proposed Transaction is subject to a number of conditions including the entry into a definitive merger agreement and a voting, registration rights and lock-up agreement, the execution and delivery of a new credit facility by Abraxas Petroleum and the approval by the Abraxas Petroleum board of directors, the Abraxas Energy board of directors, the holders of a majority of the outstanding Abraxas Petroleum common stock and the holders of 80% of the outstanding Abraxas Energy common units of the merger and other usual and customary closing conditions.

There is no assurance that the definitive agreements called for in the Letter of Intent will be executed, or if executed, that the Proposed Transaction will be consummated. Further, to the extent that definitive agreements are reached, no assurances can be given that any such agreements will be entered into consistent with the current expectations of Abraxas Petroleum and Abraxas Energy, as contemplated by the terms of the Letter of Intent.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of Abraxas Petroleum and Abraxas Energy in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 18, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

	By:	/s/ Chris E. Williford
Chris E. Williford
Executive Vice President, Chief Financial Officer and Treasurer

Dated: June 23, 2009

4